UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/17/2010

LookSmart, Ltd.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-26357

Delaware	13-3904355
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

55 Second Street
San Francisco, CA 94105
(Address of principal executive offices, including zip code)

415-348-7000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 17, 2010, Michael Schoen, former Vice President and General Manager, Advertising Platforms, and LookSmart, Ltd. (the "Company") entered into a Separation Agreement. The Separation Agreement sets forth the terms and provisions of Mr. Schoen's separation from the Company on February 9, 2010 as well as certain severance payments by the Company to Mr. Schoen following such separation. Pursuant to the Separation Agreement among other terms and conditions, Mr. Schoen executed a release with respect to any claims or causes of action relating to Mr. Schoen's employment by the Company or his separation from the Company. Further, Mr. Schoen and the Company agreed that the Company would make severance payments to Mr. Schoen in the aggregate amount of $149,021.60 (less required withholdings and authorized deductions), payable in three (3) installments of $49,673.87, $49,673.87 and $49,673.86, the first of which is due February 18, 2010, the second which will be due on May 18, 2010 and third of which will be due on August 18, 2010. This aggregate amount represents six months of Mr. Schoen's base salary plus 50% of his annual target bonus. In addition, the Company agreed to pay Mr. Schoen's monthly health insurance premiums for his COBRA coverage as they become due covering the period from March 1, 2010 until the earlier of the date Mr. Schoen accepts other employment or August 31, 2010. The Release Agreement also contains other terms and provisions that are customary in agreements of similar nature.

Item 9.01.    Financial Statements and Exhibits

99.1 Separation Agreement between LookSmart, Ltd. and Michael Schoen dated February 17, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LookSmart, Ltd.

Date: February 19, 2010	By:	/s/ Steve Markowski
Steve Markowski
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
EX-99.1	Separation Agreement